Exhibit 23.1

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO S. SUITE B t SAN DIEGO t CALIFORNIA 92108t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341
t E-MAIL changgpark@gmail.com t

May 8, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA  consents to the inclusion of our report of June 12, 2008 on the audited financial statements of Edgemont Mining Inc. as of April 30, 2008 and 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board